Exhibit 10.92

Gene Logic 2006 Performance Year Incentive Compensation Plan Document

I. Purpose

The purpose of the Plan is to provide an incentive opportunity to eligible employees of Gene Logic Inc. and its subsidiaries (collectively referred to herein as “Gene Logic”) that drive performance towards the achievement of individual and divisional business targets in 2006.

II. Plan Period

The Plan period is January 1 - December 31, 2006.

III. Eligibility

All full-time, non-commission Gene Logic employees who commence full-time employment by 9/30/2006 are eligible. Full-time is defined as an employee who works 30 or more hours on a regularly scheduled weekly basis. Casual or temporary employees are not full-time employees.

Eligibility equates only to the opportunity to earn an award. Refer to section VI for more detail on the determination of an individual award.

IV. Individual Award Target

Annual individual incentive targets for each eligible employee are set, based on the job grade assigned to each employee, as a percentage of such employee’s weighted average base salary for the performance year as reflected in the chart below. The job grade assigned to an eligible employee on 12/31/2006 determines the appropriate annual target for such employee. The target is set based on achievement of 100% of the applicable performance plan goals.

Refer to Section V for information regarding how these targets relate to incentive pool funding.

PROFESSIONAL	SCIENTIFIC	MANAGEMENT	NONEXEMPT	ANNUAL TARGET (Certain exceptions exist)
P99		M00		Varies
P07, P08	SC08, SC09, SC10	M06, M07, M08		13.00%
P05, P06	SC06, SC07	M04		10.50%
P03, P04	SC04, SC05	M01, M03		8.00%
P01, P02	SC02, SC03			6.00%
			N01 - N06	5.00%

V. Funding the Incentive Pools

Gene Logic is divided into 3 business divisions (Genomics, Labs and DRS) plus corporate Shared Services (for which the CEO acts as division manager). Each division’s incentive baseline pool (assuming “at plan” performance) will be funded as follows:

The sum of the 12/31/06 weighted average annual base salary for each eligible employee in such division multiplied by each such employee’s 12/31/06 individual incentive target.

To determine the division’s actual incentive pool, this baseline pool will be modified, up or down, based on actual division performance against business objectives. These objectives consist of multiple factors weighted as follows:

Non-Executive Pools will have the following performance weights:
-	Genomics and Labs: 40% revenue, 60% operating profit/loss;
-	DRS: 60% research and development, 20% business development, 20% operating loss and revenue;
-	Shared Services: 33.3% Genomics, 33.3% Labs, 33.3% DRS;

Executive (CEO & his direct reports) Pools will have the following performance weights:
-	CEO: 33.3% Genomics, 33.3% Labs, 33.3% DRS;
-	Genomics, Labs and DRS General Managers: 80% for the division managed by such General Manager, 10% for each of the other two divisions;
-	Shared Services: 33.3% Genomics, 33.3% Labs, 33.3% DRS.

The objectives include thresholds below which incentive pools are not funded. These vary by business unit. In addition, the plan rewards overachievement where performance for any factor exceeds the 2006 business objective. In such cases additional funds will be added to the incentive pool. Refer to the plan Appendices for specific details regarding division objectives, thresholds and overachievement calculations.

VI. Determination of Individual Awards

Actual individual awards will generally be determined within each division’s actual incentive pool based on individual performance and contribution relative to other members of that division and also other factors.

Individual performance and contribution will be assessed by management primarily using Gene Logic’s Performance Excellence Program in which a Personal Performance Factor will be determined for each employee. The application of the Personal Performance Factor to an eligible employee’s incentive opportunity may result in an actual incentive that could be less than target, including zero; equal to target; or more than target but the sum of individual awards in any division may not exceed that divisions’ incentive pool. The chart below illustrates the guidelines provided to management regarding the PPFs but the final decision as to the amount of the actual incentive award for any employee is determined by the division manager, or by his or her designated representative as to any part of the division, subject to that division manager’s final approval and the approval of the CEO.

Inter-division transfers by employees, or movement to or from the ICP and any other incentive plan (e.g. a Gene Logic commission plan) will be managed on a case by case basis.

VII. Payout of Awards

Awards are scheduled to be paid out in the 1st quarter of 2007. To be eligible to receive an award, an employee must be in an active or leave status approved by Human Resources on the last working day of the plan period (12/31/2006). Employees whose employment by Gene Logic terminates, whether voluntarily or involuntarily, after the last working day of the Plan period and employees who are on an approved leave status after the last working day of the Plan period but in either such case before the actual payout of awards, are eligible to receive an incentive award, subject to the provisions in paragraph VI above.

Division incentive pools and Personal Performance Factors cannot be calculated until after the end of the Plan period. Therefore, eligible employees whose employment terminates, either voluntarily or involuntarily, prior to the end of the Plan period will not be eligible for any award under this Plan.

All award payouts will be subject to applicable withholdings.

VIII. Amendment or Termination of the Plan

Gene Logic reserves full power and discretion to administer, construe, and interpret the Plan and to determine all issues regarding eligibility and amount of payment. Gene Logic may amend, supplement, supersede or terminate this Plan at any time at the discretion of executive management and/or Gene Logic’s Board of Directors or its Compensation Committee. The Board of Directors may also determine if and how extraordinary events will be taken into account in determining whether the plan will be funded. Further, the terms and conditions of the Plan may be altered or eliminated in subsequent years.

IX. Relationship of Plan to Employment

This plan is not intended to create a term of employment between any employee and Gene Logic or any right to continuation of employment by Gene Logic during the Plan Period. Employment of any individual at Gene Logic may be terminated by either Gene Logic or the individual, with or without cause, at any time.

X. Country Specific Laws

Where local law requires any modification to what is prescribed in this Plan in terms of incentive eligibility, guidelines and/or payout of awards, local law must be adhered to. However, Gene Logic reserves the right, to the extent permitted or not prohibited by such law, to determine how the plan shall be modified to comply with such law or whether to provide alternate consideration as determined by Gene Logic in lieu of the incentive award herein specified.

XI. Approvals:

Al Risdorfer
Vice President of Human Resources

Phil Rohrer
Chief Financial Officer

Mark Gessler
Chief Executive Officer

Board of Directors of Gene Logic Inc.